Exhibit 99.1
Tecumseh Products Company Announces Delay of Presentation of the Restructuring Plan

ANN ARBOR, Mich. - April 17, 2015 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, announced today the delay of their presentation of the restructuring plan.
During our earnings call in March 2015, we indicated that we would be ready to present a restructuring plan to shareholders and the public by the middle of April. While we have made significant progress in refining the plan, we are not prepared to present the plan, as was anticipated during the earnings call. “While we continue to focus on new product introductions and to aggressively drive improvements in our commercial and operational processes, we are also finalizing the remaining critical elements which will enable us to communicate our longer term plan,” said Harold Karp, President and CEO of Tecumseh. “We appreciate your continued interest and commitment to Tecumseh and to our Board and management team, and we look forward to presenting our plan soon.”
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems.
Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s website at www.tecumseh.com.

Contact:	Janice Stipp
Tecumseh Products Company
734.585.9507
investor.relations@tecumseh.com